Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-263034

Thermo Fisher Scientific Inc.

$600,000,000 4.953% Senior Notes due 2026 (the “2026 Notes”)
$750,000,000 4.977% Senior Notes due 2030 (the “2030 Notes”)
$1,000,000,000 5.086% Senior Notes due 2033 (the “2033 Notes”)
$600,000,000 5.404% Senior Notes due 2043 (the “2043 Notes”)

August 7, 2023

Pricing Term Sheet

Issuer:	Thermo Fisher Scientific Inc.

Securities:	4.953% Senior Notes due 2026 4.977% Senior Notes due 2030 5.086% Senior Notes due 2033 5.404% Senior Notes due 2043

Expected Ratings (Moody’s / S&P / Fitch)*	A3 (Stable) / A- (Stable) / BBB+ (Stable)

Aggregate Principal Amount:	2026 Notes: $600,000,000 2030 Notes: $750,000,000 2033 Notes: $1,000,000,000 2043 Notes: $600,000,000

Stated Maturity Date:	2026 Notes: August 10, 2026 2030 Notes: August 10, 2030 2033 Notes: August 10, 2033 2043 Notes: August 10, 2043

Issue Price:	2026 Notes: 100.000% of the principal amount 2030 Notes: 100.000% of the principal amount 2033 Notes: 100.000% of the principal amount 2043 Notes: 100.000% of the principal amount

Coupon (Interest Rate):	2026 Notes: 4.953% per annum 2030 Notes: 4.977% per annum 2033 Notes: 5.086% per annum 2043 Notes: 5.404% per annum

Yield to Maturity:	2026 Notes: 4.953% 2030 Notes: 4.977% 2033 Notes: 5.086% 2043 Notes: 5.404%

Benchmark Treasury:	2026 Notes: UST 4.500% due July 15, 2026 2030 Notes: UST 4.000% due July 31, 2030 2033 Notes: UST 3.375% due May 15, 2033 2043 Notes: UST 3.875% due May 15, 2043

Benchmark Treasury Price and Yield:	2026 Notes: 100-04 / 4.453% 2030 Notes: 99-07+ / 4.127% 2033 Notes: 94-10 / 4.086% 2043 Notes: 92-26 / 4.424%

Spread to Benchmark Treasury Yield:	2026 Notes: +50 basis points 2030 Notes: +85 basis points 2033 Notes: +100 basis points 2043 Notes: +98 basis points

Interest Payment Dates:	February 10 and August 10 of each year, beginning on February 10, 2024

Make-Whole Call:
2026 Notes: +10 basis points (prior to July 10, 2026)
2030 Notes: +15 basis points (prior to June 10, 2030)
2033 Notes: +15 basis points (prior to May 10, 2033)
2043 Notes: +15 basis points (prior to February 10, 2043)

Par Call:	2026 Notes: On or after July 10, 2026 2030 Notes: On or after June 10, 2030 2033 Notes: On or after May 10, 2033 2043 Notes: On or after February 10, 2043

CUSIP / ISIN:	2026 Notes: 883556 CV2 / US883556CV24 2030 Notes: 883556 CW0 / US883556CW07 2033 Notes: 883556 CX8 / US883556CX89 2043 Notes: 883556 CY6 / US883556CY62

Trade Date:	August 7, 2023

Settlement Date:
August 10, 2023 (T+3); under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to the Settlement Date will be required, by virtue of the fact that the notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors with respect to these matters.

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Book-Running Managers:
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
Barclays Capital Inc.
BofA Securities, Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
Scotiabank Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
U.S.  Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc. AmeriVet Securities, Inc. Blaylock Van, LLC BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. Loop Capital Markets LLC Nordea Bank Abp R. Seelaus & Co., LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings are subject to change depending on financial and other factors.

The offering is being made pursuant to an effective registration statement on Form S-3 (including a prospectus) filed with the U.S. Securities and Exchange Commission (the “SEC”). Before you invest, you should read the prospectus in that registration statement, the prospectus supplement related to the offering and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the joint book-running managers can arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-800-526-7384 or Mizuho Securities USA LLC toll-free at 1-866-271-7403.